Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EGALET CORPORATION

EGALET CORPORATION, a corporation incorporated under its current name on August 21, 2013 and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That, at a meeting of the Board of Directors on March 10, 2015, a resolution was duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation in the form set forth below (the “Amendment”), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

“RESOLVED, that the Certificate of Incorporation of the Company shall be amended by deleting Article V(a) and replacing it with the following: “Number.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors on the Board of Directors shall be fixed from time to time by resolution of the Board of Directors and the number so fixed shall comprise the entire Board of Directors, which such number shall not be fewer than three (3) and not more than nine (9), each of whom shall be a natural person.”

SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at the annual meeting of stockholders, held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on June 10, 2015, at which meeting the necessary number of shares required by statute were voted in favor the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation to be executed by Robert S. Radie, its President and Chief Executive Officer, on this 10th day of June, 2015.

EGALET CORPORATION

By:	/s/ Robert S. Radie
Name: Robert S. Radie
Title: President and Chief Executive Officer